UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported) December 8, 2009

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(Exact name of registrant as specified in its charter)

BERMUDA	0-24796	98-0438382
(State or other jurisdiction of incorporation and organisation)	(Commission File Number)	(IRS Employer Identification No.)

Clarendon House, Church Street, Hamilton		HM C11 Bermuda
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (441) 296-1431

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 8, 2009, Mr. Fred Langhammer was appointed to the Board of Directors of Central European Media Enterprises Ltd. (the “Company”) as an independent director. In connection with his appointment to the Board, Mr. Langhammer was awarded options to acquire 5,000 shares of the Company’s Class A common stock on December 8, 2009 with an exercise price equal to the closing price of the shares on the date of grant. Such options have a one year vesting period and a term of five years.  Mr. Langhammer, the Chief Executive Officer of The Estée Lauder Companies Inc. from 2000 to 2004, was appointed to serve on the Compensation Committee.

On December 8, 2009, Mr. Adrian Sarbu, the Company’s President and Chief Executive Officer, was appointed to the Board of Directors. In the period from January 1 to November 30, 2009, the total amount of purchases from companies related or connected with Mr. Sarbu has been approximately $37.1 million, of which Mr. Sarbu’s economic interest represents approximately $32.8 million.  The purchases were mainly for programming rights and for various technical, production and administrative related services.  The total amount of sales to companies related or connected with Mr. Sarbu in the period from January 1 to November 30, 2009 has been approximately $0.9 million, of which Mr. Sarbu’s economic interest represents approximately $0.8 million. At November 30, 2009, companies connected to Mr. Sarbu had an outstanding balance due to us of $9.8 million. At November 30, 2009, companies related to Mr. Sarbu had an outstanding balance due to them of $1.1 million.

In addition, as described in the Company’s Current Report on Form 8-K filed with the SEC on December 11, 2009, on December 9, 2009 the Company acquired the Media Pro Entertainment business from Media Pro Management S.A. (“MP Management”) and Media Pro B.V. (“MP BV”). Mr. Sarbu is the controlling shareholder of MP Management and MP BV. Total consideration payable for the transaction included 2.2 million shares of the Company’s Class A common stock, warrants to purchase an additional 850,000 shares of the Company’s Class A common stock and $10 million in cash. We estimate that Mr. Sarbu’s economic interest in the transaction, using the closing price of our Class A common stock on December 8, 2009, represented approximately $80.0 million.

In 2008, the total amount of purchases from companies related or connected with Mr. Sarbu was approximately $51.8 million, of which Mr. Sarbu’s economic interest represented approximately $44.6 million.  The purchases were mainly for programming rights and for various technical, production and administrative related services.  The total amount of sales to companies related or connected with Mr. Sarbu in 2008 was approximately $1.9 million, of which Mr. Sarbu’s economic interest represented approximately $1.2 million.

On April 17, 2008, the Company acquired from the Media Pro group of companies certain radio broadcasting assets of Compania de Radio Pro s.r.l. The purchase price, based on an independent valuation, was RON 47.2 million (approximately $20.6 million), of which Mr. Sarbu’s economic interest represented RON 43.1 million (approximately $18.8 million).

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

Date: December 14, 2009	/s/ David Sturgeon
David Sturgeon Deputy Chief Financial Officer